Exhibit 4.01

CUSIP NO. 5252M0GJ0

ISIN NO. US5252M0GJ05

REGISTERED	PRINCIPAL AMOUNT: $2,320,000
No. R-1

LEHMAN BROTHERS HOLDINGS INC.

MEDIUM-TERM NOTE, SERIES I

100% PRINCIPAL PROTECTED NOTES

LINKED TO COMBATS I

DUE AUGUST 7, 2012

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY OR A NOMINEE OF THE DEPOSITORY.  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM (A “CERTIFICATED NOTE”), THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

LEHMAN BROTHERS HOLDINGS INC., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company,” which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to CEDE & Co., or registered assigns, on the Maturity Date, an amount equal to the Redemption Amount.

The “Maturity Date” is August 7, 2012, or if such day is not a Business Day, on the next succeeding Business Day; provided that, if as a result of a Market Disruption Event the Valuation Date is postponed so that it falls less than three Business Days prior to the scheduled Maturity Date, the Maturity Date will be the third Business Day following the postponed Valuation Date for the affected Index Contract.

The “Valuation Date” is July 31, 2012, or if such day is not a scheduled Strategy Business Day, the immediately preceding Strategy Business Day; provided that if a Market Disruption Event is in effect for one or more Index Contracts on the scheduled Valuation Date, the Valuation Date may be postponed (as described below).

The “Redemption Amount” for each note will be a single U.S. dollar payment on the Maturity Date equal to the principal amount of the note plus the Additional Amount, if any.

The “Additional Amount” is, for each note, a single U.S. dollar amount equal to the principal amount of the notes multiplied by:

(A)      the product of the Strategy Performance times the Participation Rate, if the Final Strategy Value is greater than the Initial Strategy Value; or

(B)        0%, if the Final Strategy Value is equal to or less than the Initial Strategy Value.

The “Participation Rate” is 225%.

The “Strategy Performance” is a quotient, the numerator of which is the difference of the Final Strategy Value minus the Initial Strategy Value and the denominator of which is the Initial Strategy Value.

The “Initial Strategy Value” is 124.3644, which was the Strategy Level on the Original Trade Date.

The “Final Strategy Value” is the Strategy Level on the Valuation Date (subject to the occurrence of a Market Disruption Event or a Strategy Unavailability Event).

The “Strategy Level” is the closing value of the Strategy, as determined and published by the Strategy Sponsor, rounded to four decimal places.

The “Strategy” is The Lehman Brothers Commodity Based Alpha Trading Strategies I (“ComBATS I”) calculated by the Strategy Sponsor, subject to adjustment in the event of a Strategy Adjustment as described below.  ComBATS I is designed to be a monthly resetting market neutral alpha strategy that reflects the difference between the monthly returns on a basket consisting of ten Lehman Brothers Commodity Index Pure Beta (“LBCI Pure Beta”) Excess Return single commodity sub-indices (each an “LBCIPB Component Sub-Index”, and collectively the “LBCIPB Basket”) and the monthly returns on a basket consisting of the corresponding Lehman Brothers Commodity Index (“LBCI”) Excess Return single commodity sub-indices for the same ten commodities (each an “LBCI Component Sub-Index”, and collectively the “LBCI Basket”) – essentially, a long position in the LBCIPB Basket and a short position in the LBCI Basket.

The “Strategy Sponsor” is Lehman Brothers Inc.

The “Original Trade Date” was July 23, 2008.

The “Upsize Trade Date” is July 25, 2008.

The “Issue Date” is August 7, 2008.

A “Strategy Business Day” is a day, as determined in good faith by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange for each Index Contract underlying a both the LBCIPB Component Sub-Index and the LBCI Component Sub-Index.

If a Market Disruption Event relating to one or more LBCIPB Component Sub-Indices or LBCI Component Sub-Indices (each a “Component Sub-Index” and collectively the “Component Sub-Indices”) is in effect on the scheduled Valuation Date, the Calculation Agent will calculate the Strategy Level for such date in good faith in accordance with the formula for and method of calculating the Strategy last in effect prior to commencement of the Market Disruption Event, using:

•                                          for each such Component Sub-Index that did not suffer a Market Disruption Event on the scheduled Valuation Date, the closing level of that Component Sub-Index, calculated and published by the LBCIPB Calculation Agent or the LBCI Sponsor, as the case may be, on the scheduled Valuation Date, and

•                                          for each such Component Sub-Index that did suffer a Market Disruption Event on the scheduled Valuation Date, the closing level of that Component Sub-Index, calculated and published by the LBCIPB Calculation Agent or LBCI Sponsor, as the case may be, on the immediately succeeding trading day for such Component Sub-Index on which no Market Disruption Event occurs or is continuing with respect to such Component Sub-Index;

provided however that if a Market Disruption Event has occurred or is continuing with respect to a Component Sub-Index on each of the five scheduled trading days following the scheduled Valuation Date, then (a) such fifth scheduled trading day shall be deemed the Valuation Date for such Component Sub-Index; and (b) the Calculation Agent will determine the closing level for such Component Sub-Index on such fifth scheduled trading day in good faith in accordance with the formula for and method of calculating the Component Sub-Index last in effect prior to commencement of the Market Disruption Event using a price for the Index Contract applicable to such Component Sub-Index on such fifth scheduled Index Business Day determined by the Calculation Agent in its sole and absolute discretion taking into account the latest available quotation for the price of the relevant Index Contract and any other information that in good faith it deems relevant.

A “Market Disruption Event” for a Component Sub-Index means any of the following events, in each case as determined in good faith by the Calculation Agent:

(A)                              the termination or suspension of or material limitation or disruption in the trading on the applicable Relevant Exchange of the Index Contract for that Component Sub-Index;

(B)                                the settlement price on the applicable Relevant Exchange of the Index Contract for that Component Sub-Index has increased or decreased by an amount equal to the maximum permitted price change from the previous day’s settlement price; or

(C)                                the settlement price of the Index Contract for that Component Sub-Index is not published by the applicable Relevant Exchange.

Notwithstanding the foregoing, the following events will not constitute a Market Disruption Event for a Component Sub-Index:

(1)                                  a limitation on the hours in a trading day and/or number of days of trading, if it results from an announced change in the regular business hours of the applicable Relevant Exchange of the Index Contract for that Component Sub-Index; or

(2)                                  a decision to permanently discontinue trading in the Index Contract for that Component Sub-Index or options or futures contracts relating to that Index Contract of the related Component Sub-Index.

For the avoidance of doubt, a Market Disruption Event arising in relation to an Index Contract shall constitute a Market Disruption Event for both the LBCIPB Component Sub-Index and LBCI Component Sub-Index which that Index Contract underlies.

“Index Contract” means the commodity contract then underlying each Component Sub-Index.

“Relevant Exchange” means any organized exchange or market of trading for the Index Contract.

“trading day” means a day, as determined in good faith by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange applicable to the Index Contract for the affected Component Sub-Index.

If a Strategy Unavailability Event is in effect on the scheduled Valuation Date (and no Market Disruption Event is then in effect), the Calculation Agent will determine the Strategy Level on the Valuation Date in good faith in accordance with the formula for and method of calculating the Strategy in effect on the Valuation Date, using the closing level of each Component Sub-Index, as calculated and published by the LBCIPB Calculation Agent or the LBCI Sponsor, as the case may be, on the Valuation Date.

A “Strategy Unavailability Event” means that the Strategy is not calculated by the Strategy Sponsor or any Successor Strategy is not calculated and published by the sponsors thereof.

A “Strategy Adjustment” means any one of the following:

(A)                              If the Strategy Sponsor discontinues publication of the Strategy and the Strategy Sponsor or another entity publishes a successor or substitute strategy that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Strategy (such index, a “Successor Strategy”), then the Strategy Level on any Strategy Business Day will be determined by reference to the closing level of such Successor Strategy on the relevant Strategy Business Day.  Upon any selection by the Calculation Agent of a Successor Strategy, the Calculation Agent will cause written notice thereof to be promptly furnished to the trustee of the notes, to the Issuer and to the holders of the notes.

(B)                                If the Strategy Sponsor discontinues publication of the Strategy prior to, and such discontinuation is continuing on, the Valuation Date, and the Calculation Agent determines, in its sole discretion, that no Successor Strategy is available at such time, then the Calculation Agent will determine the Final Strategy Value on the Valuation Date.  The Final Strategy Value will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Strategy last in effect prior to such discontinuation, using the settlement price of the Index Contract for such Component Sub-Index (or, if trading in such Index Contract has been materially suspended or materially limited, its good faith estimate of the settlement price that would have prevailed but for such suspension or limitation) at the close of trading on the Relevant Exchange for such Index Contract, as calculated and published by the LBCIPB Calculation Agent or the LBCI Sponsor, as the case may be, on the Valuation Date.

(3)                                  If at any time the method of calculating the Strategy or a Successor Strategy, or the level thereof, is, in the good faith judgment of the Calculation Agent, changed or modified in a material respect, the Calculation Agent may (but is not obligated to) make such adjustments to the Strategy or Successor Strategy or their respective methods of calculation as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a commodity strategy comparable to such Strategy or Successor Strategy, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Strategy Value for such Strategy or Successor Strategy with reference to the Strategy or Successor Strategy as adjusted.  Accordingly, if the method of calculating a Strategy or a Successor Strategy is modified or rebased so that the level of such Strategy or Successor Strategy is a fraction or multiple of what it would have been if it had not been modified or rebased, then the Calculation Agent will adjust the level of such Strategy or Successor Strategy in order to arrive at a level of the Strategy or Successor Strategy as if it has not been modified or rebased.

The “Calculation Agent” means Lehman Brothers Commodity Services Inc, the determinations and calculations of which will be binding absent manifest error.

A “Business Day”, notwithstanding any provision in the Indenture is any day that is not a Saturday or Sunday and that is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to be closed.

Except as provided below, any Redemption Amount may, at the option of the Company, be made by check mailed to the person entitled thereto at such person’s address as it appears on the registry books of the Company.

Payment of any Redemption Amount will be made in immediately available funds in accordance with the normal procedures of the Trustee (or any duly appointed Paying Agent).

The Company will pay any administrative costs imposed by banks in making payments in immediately available funds, but any tax, assessment or governmental charge imposed upon payments hereunder, including, without limitation, any withholding tax, will be borne by the Holder hereof.

References herein to “U.S. dollars” or “U.S.$” or “$” or “USD” are to the coin or currency of the United States as at the time of payment is legal tender for the payment of public and private debts.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH ON THE REVERSE HEREOF.  SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture.

IN WITNESS WHEREOF, Lehman Brothers Holdings Inc. has caused this instrument to be signed by its Chairman of the Board, its President, its Vice Chairman, its Chief Financial Officer, one of its Vice Presidents or its Treasurer, by manual or facsimile signature under its corporate seal, attested by its Secretary or one of its Assistant Secretaries by manual or facsimile signature.

Dated:  August 7, 2008

[SEAL]	LEHMAN BROTHERS HOLDINGS INC.

By:
		Name:	Andrew M.W. Yeung
		Title:	Vice President

Attest:
		Name:	Cindy Buckholz
		Title:	Assistant Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

CITIBANK, N.A.
as Trustee

By:
Authorized Officer

[REVERSE OF NOTE]

LEHMAN BROTHERS HOLDINGS INC.

MEDIUM-TERM NOTES, SERIES I

100% PRINCIPAL PROTECTED NOTES LINKED TO COMBATS I

DUE  AUGUST 7, 2012

Section 1.  General.  This Note is one of a duly authorized series of Notes of the Company designated as the Medium-Term Notes, Series I, 100% Principal Protected Notes Linked to ComBATS I (herein called the “Notes”).  The Notes are one of an indefinite number of series of debt securities of the Company (collectively, the “Securities”) issued or issuable under and pursuant to an indenture dated as of September 1, 1987, as amended and supplemented (the “Indenture”), duly executed and delivered by the Company and Citibank, N.A., as Trustee (herein called the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the holders of the Securities.  The separate series of Securities may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions or repurchase rights (if any), may be subject to different sinking, purchase or analogous funds (if any), may be subject to different covenants and Events of Default and may otherwise vary as in the Indenture provided.

Section 2.  Principal Amount for Indenture Purposes.  For the purpose of determining whether Holders of the requisite amount of Notes of this series outstanding under the Indenture have made a demand, given a notice or waiver or taken any other action, the principal amount of this Note will be deemed to be the principal amount of this Note then outstanding.

Section 3.  Modification and Waivers.  The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than 66-2/3% in aggregate principal amount of each series of the Securities at the time Outstanding to be affected, evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holders of the Securities of all such series; provided, however, that no such supplemental indenture shall, among other things, (i) change the fixed maturity of any Security, or reduce the Redemption Amount or the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon or reduce any premium or other amount payable on redemption, or make the Redemption Amount or the principal amount thereof, premium or other amount payable, if any, or interest thereon payable in any coin or currency other than that herein above provided, without the consent of the Holder of each Security so affected, or (ii) change the place of payment on any Security, or impair the right to institute suit for payment on any Security, or reduce the aforesaid percentage of Securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Security so affected.  It is also provided in the Indenture that, prior to any declaration accelerating the maturity of any series of Securities, the holders of a majority in aggregate principal amount of the Securities of such series

Outstanding may on behalf of the holders of all the Securities of such series waive any past default or Event of Default under the Indenture with respect to such series and its consequences, except a default in the payment of interest, if any, on the Redemption Amount or the principal amount, or premium, if any, on any of the Securities of such series, or in the payment of any sinking fund installment or analogous obligation with respect to Securities of such series.  Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future holders and owners of this Note and any Notes of this series which may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon this Note or such other Notes of this series.

Section 4.  Obligations Unconditional.  No reference herein to the Indenture and no provisions of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay any Redemption Amount on this Note at the place, at the respective times, at the rate, and in the coin or currency herein prescribed.

Section 5.  Defeasance.  The Indenture contains provisions for the discharge of the Indenture and defeasance at any time of the indebtedness on this Note upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Note.

Section 6.  Authorized Form and Denominations.  The Notes of this series are issuable in registered form, without coupons.  Each Note will be issued initially as either a Global Security or a Certificated Note, at the option of the Company, in denominations of $50,000 and integral multiples of $10,000 in excess thereof, either at the office or agency to be designated and maintained by the Company for such purpose in the Borough of Manhattan, New York City, pursuant to the provisions of the Indenture or at any of such other offices or agencies as may be designated and maintained by the Company for such purpose pursuant to the provisions of the Indenture, and in the manner and subject to the limitations provided in the Indenture, but without the payment of any service charge, except for any tax or other governmental charges imposed in connection therewith.  Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series of a different authorized denomination, except that Global Securities will not be exchangeable for Certificated Notes of this series.

Section 7.  Registration of Transfer.  As provided in the Indenture and subject to certain limitations as therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer, at the Corporate Trust Office or agency in a Place of Payment for this Note, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar requiring such written instrument of transfer duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

If at any time the Depository notifies the Company that it is unwilling or unable to continue as Depository or if at any time the Depository shall no longer be eligible under the Indenture, the Company shall appoint a successor Depository.  If a successor Depository for the Notes of this series is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, the Company will issue, and the Trustee will authenticate and deliver, Notes of this series in definitive form in an aggregate principal amount equal to the principal amount of this Note.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the person in whose name this Note is registered as the owner hereof for all purposes, and neither the Company nor the Trustee nor any agent of the Company or of the Trustee shall be affected by any notice to the contrary.

Section 8.  Events of Default.  If an Event of Default with respect to Notes of this series shall occur and be continuing, the amount that may be declared due and payable upon any acceleration of the notes will be determined by the Calculation Agent for the period from and including the Original Issue Date to but excluding the date of early repayment and will equal, for each note, the Redemption Amount, calculated as the date of early repayment were the Maturity Date. If a bankruptcy proceeding is commenced in respect of Lehman Brothers Holdings, the claim of the beneficial owner of a note for the period from and including the Original Issue Date to but excluding the date of early repayment will be capped at the Redemption Amount, calculated as though the date of the commencement of the proceeding were the Maturity Date.

Section 9.  No Recourse Against Certain Persons.  No recourse for the payment of the Redemption Amount or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any Indenture supplemental thereto or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

Section 10.  Defined Terms.  All terms used but not defined in this Note are used herein as defined in the Indenture.

Section 11.  GOVERNING LAW.  THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.